Exhibit 99.1

Contact:

Meghan Lublin

Corporate Communications

(703) 854-0299

January 9, 2013

Sunrise Announces Successful Closing of Acquisition by Health Care REIT

McLean, Va. – Sunrise Senior Living, Inc. (NYSE: SRZ) announced today the closing of its previously announced acquisition by Health Care REIT, Inc. (NYSE: HCN).  Sunrise also announced today the closing of the previously announced sale of its management business to an entity formed by affiliates of Kohlberg Kravis Roberts & Co. L.P., affiliates of Beecken Petty O’Keefe & Company and Health Care REIT.  As of the close of market on January 8, 2013, Sunrise common stock has ceased to trade on the New York Stock Exchange.

As a result of these transactions, Sunrise stockholders will receive a total of $14.50 in cash per share (comprised of $12.40 in cash per share as merger consideration and $2.10 in cash per share as a special dividend).

Mark S. Ordan, chief executive officer of Sunrise, said:  “We are most pleased with this outcome, which benefits all of our stakeholders, including a very positive return for our shareholders.  We are also very happy that our residents and team members are in such strong hands as we continue to fulfill Sunrise’s mission.”

Goldman, Sachs & Co. and Keybanc Capital Markets Inc. served as financial advisors, and Wachtell, Lipton, Rosen & Katz as legal advisor to Sunrise.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,600 people. As of September 30, 2012, Sunrise operated 303 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 29,400 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

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